Exhibit 10.7
OCULUS INNOVATIVE SCIENCES, INC.
2006 Stock Incentive Plan
NOTICE OF STOCK UNIT AWARD
     You have been granted Stock Units representing shares of Common Stock of Oculus Innovative Sciences, Inc. (the “Company”) on the following terms and pursuant to such other terms and conditions as are set forth in the Stock Unit Agreement (the “Agreement”) and the Oculus Innovative Sciences, Inc. 2006 Stock Incentive Plan (the “Plan”), both of which are attached to and made a part of this document. Certain capitalized terms used in this Notice of Stock Unit Award are defined in the Plan.

Name of Participant:	Robert Miller

Total Number of Stock Units Granted:	60,000

Settlement Dates:	30,000 on January 15, 2009

30,000 on January 15, 2010

Date of Grant:	April 26, 2007
     By signing this document, you acknowledge receipt of a copy of the Plan, and agree that (a) these Stock Units are granted under and governed by the terms and conditions of the Plan and the Stock Unit Agreement; (b) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Stock Unit Agreement and the Plan; (c) you understand and agree that the Stock Unit Agreement, including its cover sheet and attachments, constitutes the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments or negotiations concerning this Award are replaced and superseded; and (d) you have been given an opportunity to consult legal counsel with respect to all matters relating to this Award prior to signing this cover sheet and that you have either consulted such counsel or voluntarily declined to consult such counsel.

ROBERT MILLER	OCULUS INNOVATIVE SCIENCES, INC.

/s/ Robert Miller	By:	/s/ Hojabr Alimi

	Its:	President & CEO

OCULUS INNOVATIVE SCIENCES, INC.
2006 STOCK INCENTIVE PLAN
STOCK UNIT AGREEMENT

Vesting	Your Stock Units are fully vested on the Date of Grant set forth in the Notice of Stock Unit Award.

Settlement of Stock Units	Upon the applicable settlement date for your Stock Units, as set forth in the Notice of Stock Unit Award, you will receive one share of the Company’s Common Stock for each Stock Unit; provided, however, that:

(a) The number of shares you receive will be reduced by that number of shares having an aggregate Fair Market Value on that date equal to $3.00 for each Stock Unit to be settled on that date, unless you pay such amount to the Company, in cash or by check, prior to such settlement date;

(b) The number of shares you receive will be subject to reduction for payment of withholding taxes, as set forth below; and

(c) No fractional Share will be issued or delivered pursuant to the Plan or this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated.

Subject to the foregoing, no cash payment is required to be made by you in consideration of the Stock Unit Award.

Acceleration of Settlement Upon Change in Control or Death	In the event of a Change in Control or your death prior to a scheduled settlement date, the outstanding Stock Units will be settled upon such Change in Control or as soon as practicable following the date of death; provided, however, that in the case of a Change in Control, the events constituting the Change in Control qualify as a permitted payment event under Section 409A of the Code and applicable guidance thereunder.

Termination of Service	This Award does not terminate if your Service terminates prior to settlement of the Award.

Nature of Stock Units	Your Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock (or distribute cash for fractional shares) on a future date. As a holder of Stock Units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your Stock Units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your Stock Units are settled by issuing shares of the Company’s Common Stock (or cash for fractional shares). No adjustments will be made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Stock Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any Stock Units. For instance, you may not use your Stock Units as security for a loan.

Withholding Taxes and Stock Withholding	No stock certificates will be distributed to you unless any withholding taxes that may be due as a result of this Award have been paid. By signing this Agreement, you authorize the Company or your actual employer to withhold all applicable withholding taxes legally payable by you. The Company, in its sole discretion, will withhold shares of Common Stock that otherwise would be distributed to you when the Stock Units are settled to satisfy the withholding obligation, but not in excess of the amount of shares necessary to satisfy the minimum withholding amount. The Fair Market Value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes. You also authorize the Company, or your actual employer, to satisfy all withholding obligations of the Company or your actual employer from your wages or other cash compensation payable to you by the Company or your actual employer.

Restrictions on Resale	By signing this Agreement, you agree not to sell any shares of the Company’s Common Stock issued upon settlement of the Stock Units at a time when applicable laws or Company policies prohibit a sale.

No Retention Rights	Neither your Award nor this Agreement gives you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Stock Units covered by this Award (and the cash settlement amount per Stock Unit) shall be adjusted pursuant to the Plan.

Beneficiary Designation	You may dispose of your Stock Units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any Stock Units that you hold at the time of your death.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. All capitalized terms in this Agreement shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended only by another written agreement, signed by both parties.
BY SIGNING THE COVER SHEET OF THIS AGREEMENT,
YOU AGREE TO ALL OF THE TERMS AND CONDITIONS
DESCRIBED ABOVE AND IN THE PLAN.